FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | JANUARY 31, 2005    |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(h) of the Investment
               Company Act of 1940

/__/ Check box if no longer subject to
     Section 16.  Form 4 or Form 5 obligations may
     continue.  See Instructions 1(b).

/__/ Form 3 Holdings Reported

/__/ Form 4 Transactions Reported


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1. Name and Address of Reporting Person*
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       (Last)                      (First)                    (Middle)
      Berntsson                    Leif
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                                  (Street)
           Klarabergsviadukten 70, Section E, Box 70381
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       (City)                      (State)                      (Zip)
      Stockholm                   Sweden                       SE-107 24
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2. Issuer Name and Ticker or Trading Symbol
     AUTOLIV, INC. (ALV)
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement of Month/Year
    12/02
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
       Director                                   10% Owner
   ---                                        ---
      X Officer (give title below)                 Other (specify below)
   ---                                        ---
           Vice President Quality
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7. Individual or Joint/Group Reporting (check applicable line)
     X   Form Filed by One Reporting Person
   ---
        Form Filed by More than one Reporting Person
   ---

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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)

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2. Transaction Date (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)


    -----------------           -----------------          ----------------
         Amount                     (A) or (D)                   Price
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5. Amount of Securities Beneficially Owned at the end of Issuer's Fiscal Year
   (Instr. 3 and 4)
           200
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
           (D)irect
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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]


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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 3)
   Options
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2. Conversion or Exercise Price of Derivative Security
   USD 19,96
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3. Transaction Date (Month/Day/Year)
           01/02/02
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4. Transaction Code (Instr. 8)
   A
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.
   3, 4 and 5)

             10,000
        -------------------                       ------------------
               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)

            01/02/03                                  01/02/12
        -------------------                       ------------------
          Date Exercisable                        Expiration Date

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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

            Common Stock                                10,000
    ----------------------------------       --------------------------
               Title                         Amount or Number of Shares

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8. Price of Derivative Security (Instr. 5)


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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

           33,145*
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

     (D)irect
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11. Nature of Indirect Beneficial Ownership (Instr. 4)


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[TYPE ENTRIES HERE]


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EXPLANATION OF RESPONSES:

* 15,258 Options and 7,887 Restricted Stock Units have been previously reported.


           /S/ Leif Berntsson
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   **  SIGNATURE OF REPORTING PERSON                       DATE


_____________________________
 * If the form is filed by more than one reporting person, see instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

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